EXHIBIT 10.8

                                LETTER OF INTENT

This document shall serve as the exclusive Internet Marketer for China National Electronics Imp. & Exp. Sichuan Co.'s products through Bentley Communications Corp. Web sites. China National Electronics Imp. & Exp. Sichuan Co. shall provide Bentley Communications Corp. the guarantees in pricing, delivery and quality and sample products (upon availability).

     o Both Companies agree on a 50/50 percent split on the net profit interest on the sales of the product

     o Bentley Communications Corp. shall provide International sales and marketing through one of or up to 10 or more of Bentley's INTERNET websites.

     o    A $10 USD monthly membership fee, payable annually, at $120 USD, net
          30.

     o China National Electronics Imp. & Exp. Sichuan Co. will provide guarantee all pricing, delivery, and quality and sample products that are advertised with Bentley Communications Corp.

     o A 90 day grace period is granted till payment is due. Upon the date of agreement in which China National Electronics Imp. & Exp. Sichuan Co. will pay Bentley Communications Corp. to transfer said product and will allow Bentley Communications Corp. to place on a special surplus website and send 10% gross to Bentley Communications Corp. on all sales.

     o    That both companies are subject to independent audit annually.

Witness:  ROCTECH HK Ltd.                     Bentley Communications Corp.
/s/ Patrick Rocillo                           /s/ Gordon F. Lee
---------------------------------             ----------------------------------
Patrick Rocillo/ President/CEO                Gordon F. Lee/ CEO/Chairman


China National Electronics Imp. & Exp. Sichuan Co.
/s/ Lily Lee
---------------------------------
Lily Lee/Deputy General Manager


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